EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated April 29, 2005

FOR IMMEDIATE RELEASE
Date: April 29, 2005
CONTACT: Paul Zogas, President (708) 598-9400

MIDLAND CAPITAL HOLDINGS CORPORATION
REPORTS FISCAL 3rd QUARTER EARNINGS
AND DECLARES REGULAR CASH DIVIDEND

     BRIDGEVIEW, ILLINOIS — Midland Capital Holdings Corporation (OTC Bulletin Board: MCPH) (the “Company”) the holding company for Midland Federal Savings and Loan Association (“Midland Federal”) today announced that net income for the quarter ended March 31, 2005 totaled $251,000, or $0.67 per diluted share, compared to net income of $193,000, or $0.52 per diluted share, for the quarter ended March 31, 2004.

     Net income for the nine months ended March 31, 2005 totaled $724,000, or $1.94 per diluted share, compared to net income totaling $858,000, or $2.30 per diluted share, for the nine months ended March 31, 2004. Net income in the prior year period included the collection of non-accruing loan interest in the amount of $144,000, net of income taxes, from loan workouts and a $286,000 gain, net of income taxes, from the satisfaction of deficiency judgments under a loan workout agreement that was paid in full during the quarter ended September 30, 2003. Net income in the prior year period also included a $57,000 gain, net of income taxes, on the sale of a non-performing loan without recourse. The current nine month period also includes the collection of non-accruing loan interest from a loan workout agreement in the amount of $30,000, net of income taxes. Exclusive of the after tax impact of these items in both periods, net income for the nine months ended March 31, 2005 would have been $694,000, or $1.86 per diluted share, compared to net income of $370,000, or $0.99 per diluted share, for the nine months ended March 31, 2004.

     Midland Capital Holdings Corporation also announced that it will pay a regular cash dividend of $0.20 per share for the quarter ended March 31, 2005. The dividend will be payable May 19, 2005 to shareholders of record as of May 9, 2005.

     Annualized return on average assets and annualized return on average equity during the quarter ended March 31, 2005 were .71% and 8.23%, respectively compared to .50% and 6.64%, respectively, for the comparable prior year quarter. For the nine months ended March 31, 2005, annualized return on average assets and annualized return on average equity were .66% and 8.03%, respectively, compared to .73% and 9.97% for the nine months ended March 31, 2004.

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     Net interest income increased $166,000 to $1.3 million in the quarter ended March 31, 2005 compared to the prior year quarter. The increase in net interest income was primarily the result of an increase in interest rate spread to 3.66% in the current quarter compared to 2.96% in the prior year quarter. The increase in interest rate spread was due to an increase in the Company’s average yield on interest earning assets as well as a decrease in the average yield paid on interest costing deposits. The average balance of net earning assets also increased to $20.3 million for the quarter ended March 31, 2005 from $16.3 million in the prior year quarter.

     For the nine months ended March 31, 2005 net interest income increased $328,000 to $3.8 million. The increase in net interest income in the current nine month period was primarily the result of an increase in interest rate spread to 3.50% compared to 2.98% in the prior year period.

     Non-interest income decreased $106,000 to $179,000 in the quarter ended March 31, 2005 from $285,000 in the quarter ended March 31, 2004. The decrease in non-interest income was primarily the result of an $87,000 gain on the sale of a non-performing loan, without recourse, in the prior year quarter. Non-interest income also decreased as a result of an $11,000 decrease in loan fees and service charges and an $8,000 decrease in deposit related fees.

     For the nine months ended March 31, 2005 non-interest income decreased $726,000 to $611,000 from $1.3 million in the prior year period. The decrease in non-interest income was primarily the result of a $433,000 gain from the satisfaction of deficiency judgments and an $87,000 gain on the non-performing loan sale, both of which occurred in the prior year period. Non-interest income in the current nine month period also decreased as a result of a $143,000 decrease in loan fees and service charges, a $39,000 decrease in deposit related fees and an $11,000 decrease in commission income. The decrease in loan fees and service charges in the current nine month period is attributed to a decrease in loan origination activity from the prior year period due to a reduction in loan refinancing activity.

     In March 2005, the shareholders of Intrieve, Incorporated, (“Intrieve”) Midland Federal’s data processing provider, approved the sale and merger of Intrieve into Harland Financial Solutions, Inc., a wholly owned subsidiary of John H. Harland Company. This transaction closed in April 2005. As a shareholder of Intrieve, Midland Federal received $344,000 in cash on its $15,000 investment, resulting in a gain of $329,000, which will be recorded in the fourth quarter of the Company’s fiscal year ended June 30, 2005.

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     Non-interest expense decreased $12,000 to $1.1 million in the quarter ended March 31, 2005 compared to the prior year quarter. The decrease in non-interest expense is primarily the result of a $16,000 decrease in office occupancy expense, a $5,000 decrease in professional fees and a $2,000 decrease in data processing fees, offset by a $15,000 increase in computer software and support expense. Staffing costs declined slightly to $640,000 from $642,000 in the prior year quarter despite a $10,000 increase in employee medical and pension benefits. The decrease in office occupancy expense is primarily attributed to an $11,000 decrease in depreciation expense.

     For the nine months ended March 31, 2005 non-interest expense decreased $151,000 to $3.3 million from $3.5 million in the prior year period. The primary factors for the decrease in non-interest expense in the current nine month period were a $79,000 decrease in office occupancy expense, a $68,000 decrease in staffing costs, an $18,000 decrease in professional fees and a $3,000 decrease in data processing fees offset by a $24,000 increase in computer software and support expense. The decrease in staffing costs is primarily attributed to an $88,000 decrease in loan origination commissions offset by a $56,000 increase in costs for employee medical and pension benefits. The decrease in office occupancy expense is primarily the result of a $51,000 decrease in depreciation expense.

     Non-performing assets were .21% of total assets at March 31, 2005 and consisted of $302,000 in non-performing loans. The allowance for loan losses decreased by $1,000 to $459,000, or .47% of total loans, at March 31, 2005 as a result of net loan charge offs. The Company made no loan loss provisions during the nine months ended March 31, 2005. At March 31, 2005 the Company’s ratio of allowance for loan losses to non-performing loans was 151.69% compared to 829.00% at June 30, 2004.

     At March 31, 2005 the Company’s assets totaled $141.0 million, compared to total assets of $153.6 million at June 30, 2004. Net loans receivable increased $1.8 million to $96.4 million at March 31, 2005. Total deposits decreased $13.0 million to $127.4 million at March 31, 2005 from $140.4 million at June 30, 2004. The decrease in savings deposits is primarily attributed to increased competition for deposit liabilities in a rising interest rate environment.

     Stockholders’ equity in the Company totaled $12.3 million at March 31, 2005 resulting in a book value per common share of $32.89 based upon 372,600 shares outstanding. At March 31, 2005 Midland Federal’s capital ratios exceeded all of its regulatory capital requirements with both tangible and core capital ratios of 7.52% and a risk-based capital ratio of 13.83%. Midland Federal’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. Midland Federal operates four banking offices located in Chicago, Homer Glen and Bridgeview, Illinois.

(Selected Consolidated Financial Information follows)

FINANCIAL HIGHLIGHTS
Unaudited

SELECTED FINANCIAL CONDITION DATA:	March 31, 2005	June 30, 2004

Total assets	$141,027,851	153,560,361
Loans receivable, net	96,389,122	94,542,860
Mortgage-backed securities	2,072,030	2,941,517
Cash and cash equivalents	36,936,445	50,496,629
Investment securities	1,254,063	1,234,375
Deposits	127,466,415	140,436,704
Stockholders’ equity	12,255,063	11,742,314

PER SHARE DATA:
Book value per common share at period end	$32.89	$31.51

SELECTED ASSET QUALITY RATIOS:
Non-performing loans to loans receivable, net	.31%	.06%
Non-performing assets to total assets	.21%	.04%
Allowance for loan losses to non-performing loans	151.69%	829.00%
Allowance for loan losses to total loans	.47%	.49%

SELECTED OPERATIONS DATA:	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2005	2004	2005	2004

Total interest income	$1,635,009	1,534,230	4,833,071	4,836,730
Total interest expense	332,686	398,178	1,015,622	1,346,808

Net interest income	1,302,323	1,136,052	3,817,449	3,489,922
Provision for loan losses	0	15,000	0	45,000

Net interest income after provision for loan losses	1,302,323	1,121,052	3,817,449	3,444,922

Non-interest income	179,361	285,291	610,523	1,336,531
Non-interest expense	1,102,087	1,114,064	3,331,282	3,482,207

Income before income taxes	379,597	292,279	1,096,690	1,299,246
Income tax expense	129,089	99,375	372,900	441,744

Net income	250,508	192,904	723,790	857,502

PER SHARE DATA:
Earnings per basic share	$.67	.52	1.94	2.30
Earnings per diluted share	$.67	.52	1.94	2.30
Dividends declared per common share	$.20	.17	.60	.51

SELECTED OPERATING RATIOS:
Annualized return on average assets	.71%	.50%	.66%	.73%
Annualized return on average equity	8.23%	6.64%	8.03%	9.97%
Annualized operating expenses to average total assets	3.11%	2.87%	3.04%	2.96%
Interest rate spread during the period	3.66%	2.96%	3.50%	2.98%
Net interest margin	3.83%	3.09%	3.64%	3.12%
Average interest-earning assets to average interest-bearing liabilities	117.56%	112.49%	116.20%	112.21%